Exhibit 99.1

Invesco Mortgage Capital Inc. Announces Quarterly Common and Series A Preferred Stock Dividends

Investor Relations Contact: Brandon Burke, 404-439-3468

Atlanta – March 17, 2020 -- Invesco Mortgage Capital Inc. (NYSE: IVR) today announced that its Board of Directors declared quarterly dividends on shares of its common stock and Series A preferred stock.

Common Stock Dividend

The Company’s Board of Directors declared a cash dividend of $0.50 per share of common stock for the first quarter of 2020.  The dividend will be paid on April 28, 2020 to stockholders of record on March 30, 2020, with an ex-dividend date of March 27, 2020.

Series A Preferred Stock Dividend

The Board of Directors declared a quarterly cash dividend on its 7.75% Series A Cumulative Redeemable Preferred Stock of $0.4844 per share.  The dividend will be paid on April 27, 2020 to stockholders of record on April 1, 2020, with an ex-dividend date of March 31, 2020.

About Invesco Mortgage Capital Inc.
Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm.  Additional information is available at www.invescomortgagecapital.com.